UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2015 (November 6, 2015)

FlexShopper, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-52589	20-5456087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

(561) 419-2923

(Registrant’s Telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Previously reported – Credit Agreement

Pursuant to a Form 8-K dated March 6, 2015, FlexShopper, Inc. (“FlexShopper”) reported that through a wholly-owned subsidiary (the “Borrower”), entered into a credit agreement (the “Credit Agreement”) with WE 2014-1, LLC, an affiliate of Waterfall Asset Management, LLC (“Waterfall”), and certain other lenders thereunder from time to time (collectively, the “Lender”). The Borrower is permitted to borrow funds under the Credit Agreement based on the Borrower’s cash on hand and the Amortized Order Value of the Borrower’s Eligible Leases (as such terms are defined in the Credit Agreement) less certain deductions described in the Credit Agreement. Under the terms of the Credit Agreement, subject to the satisfaction of certain conditions, the Borrower may borrow up to $25,000,000 from the Lender for a term of two years. The borrowing term may be extended for an additional twelve months in the sole discretion of the Lender. The Credit Agreement contemplates that the Lender may provide additional debt financing to the Borrower, up to $100 million in total, under two uncommitted accordions following satisfaction of certain covenants and other terms and conditions. The Lender will receive security interests in certain leases as collateral under the Credit Agreement. For the term of the Credit Agreement, FlexShopper and its subsidiaries may not incur additional indebtedness (other than certain indebtedness expressly permitted under the Credit Agreement) without the permission of the Lender. Waterfall and its affiliates will have a right of first refusal on certain subsequent FlexShopper transactions involving leases or other financial products during the term of the Credit Agreement and up to three months following the termination thereof.

Pursuant to the Credit Agreement, amounts borrowed by the Borrower will bear interest at the rate of LIBOR plus a mid-teen percent per annum, and a small non-usage fee will be assessed on any undrawn amount if the facility is less than 80% drawn on average in any given measurement period commencing three months after the closing of the facility.

The Credit Agreement includes customary events of default, including, among others, failures to make payment of principal and interest, breaches or defaults under the terms of the Credit Agreement and related agreements entered into with the Lender, breaches of representations, warranties or certifications made by or on behalf of the Borrower in the Credit Agreement and related documents (including certain financial and expense covenants), deficiencies in the borrowing base, certain judgments against the Borrower and bankruptcy events. If an event of default occurs and is continuing, the Lender may, among other things, terminate any remaining commitments available to the Borrower, declare all outstanding principal and interest immediately due and payable and enforce any and all liens created in connection with the Credit Agreement. In connection with the closing under the Credit Agreement, the Company will pay placement agent fees totaling $850,000.

Amendment to Credit Agreement

On November 6, 2015, FlexShopper entered into amendments to the Credit Agreement providing FlexShopper more availability and flexibility in borrowing funds pursuant to the Credit Agreement during and subsequent to the upcoming holiday season at a cost of $150,000 in fees paid to the Borrower. A copy of Amendment no. 1 and Amendment no. 2 to the Credit Agreement are filed with this report as Exhibits 10.1 and 10.2, respectively, and are hereby incorporated by reference herein. The foregoing descriptions of the Credit Agreement and amendments thereto do not purport to be complete and are qualified in their entirety by reference to the full text of such documents.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith.

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement, dated as of March 6, 2015, among FlexShopper 2, LLC, Wells Fargo Bank, N.A., various Lenders from time to time party thereto and WE 2014-1, LLC.

10.2	Amendment No. 2 to Credit Agreement, dated as of March 6, 2015, among FlexShopper 2, LLC, Wells Fargo Bank, N.A., various Lenders from time to time party thereto and WE 2014-1, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSHOPPER, INC.
Date: November 10, 2015
	By:	/s/ Brad Bernstein
Name: Brad Bernstein Title: President and Chief Financial Officer

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